Simpson Manufacturing Co., Inc. 5956 W. Las Positas Boulevard Pleasanton, CA 94588 Phone: 800.925.5099 Fax: 925.847.1597 www.simpsonmfg.com NEWS RELEASE  FOR IMMEDIATE RELEASE Mike Olosky Promoted to President and Chief Operating Officer of Simpson Manufacturing Co., Inc. Pleasanton, CA – January 26, 2022 – Simpson Manufacturing Co., Inc. (the “Company”) (NYSE:SSD), an industry leader in engineered structural connectors and building solutions, recently announced the promotion of Mike Olosky, currently the Chief Operating Officer (COO) of the Company, to President and COO of the Company. As a result of Mr. Olosky’s promotion, Ms. Karen W. Colonias, who previously served as President and Chief Executive Officer of the Company, will continue to serve as Chief Executive Officer of the Company. Mr. Olosky will continue to report to Ms. Colonias. “Mike’s leadership experience, insights, passion and keen focus have been invaluable in shaping our growth strategy,” said Karen Colonias, CEO. “As President and COO, he will continue to lead our market segment initiatives with his operations team while expanding our product portfolio and brand presence globally.” Mike joined the Company in late 2020 as COO, overseeing the daily operations of the business along with setting and implementing company performance and growth goals with the executive team. Previously, he was with Henkel, holding several executive leadership roles in sales, R&D and operations, including his most recent position as President of Henkel North America and Head of the company’s Industrial and Electronics division. He also brings more than a decade of global management experience in Asia and Europe. “I am excited and honored for this opportunity and look forward to continuing to execute our long-term strategic plans,” said Olosky. “We have an exceptional team of people at Simpson as well as a unique business model and competitive strategy that have served us well for more than 65 years. I am confident in our ability to exceed our customers’ expectations as we grow by staying focused on our goals and delivering on our brand promise.” About Simpson Manufacturing Co., Inc. Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. Exhibit 99.1

The Company's common stock trades on the New York Stock Exchange under the symbol "SSD." CONTACT: Addo Investor Relations investor.relations@strongtie.com (310) 829-5400